Lawson Products Announces Second Quarter 2020 Results

CHICAGO, July 30, 2020 - Lawson Products, Inc. (NASDAQ: LAWS) (“Lawson” or the "Company"), a distributor of products and services to the MRO marketplace, today announced results for the second quarter ended June 30, 2020.

Second Quarter Summary Financial Highlights	Three Months Ended June 30,			Six Months Ended June 30,
($ in millions, except earnings per share data)	2020	2019	Change	2020	2019	Change
Net Sales	$72.1	$96.1	(24.9)%	$163.2	$187.4	(12.9)%
Average Daily Net Sales	$1.127	$1.502	(24.9)%	$1.275	$1.476	(13.6)%
Number of Business Days	64	64		128	127

Reported Operating Income	$0.6	$1.6	(64.9)%	$19.2	$7.2	168.0%
Adjusted Operating Income (1)	$4.8	$7.9	(39.8)%	$12.7	$13.9	(8.6)%

Adjusted EBITDA (1)	$6.3	$9.4	(33.1)%	$15.7	$16.9	(6.6)%
Adjusted EBITDA Margin (1)	8.7%	9.8%	(110) bps	9.6%	9.0%	+60 bps

Reported Diluted Earnings Per Share	$0.07	$0.14	$(0.07)	$1.41	$0.58	$0.83
Adjusted Diluted Earnings Per Share (2)	$0.37	$0.62	$(0.25)	$0.93	$1.10	$(0.17)

(1) Excludes the impact of stock-based compensation and severance. (See reconciliation in Table 1)
(2) Excludes the impact of stock-based compensation and severance. (See reconciliation in Table 2)

"Lawson reacted quickly to the unprecedented negative impact that COVID-19 had on the economy and the company. We focused on the health and safety of our team including social distancing, protective coverings, increased sanitizing and working remotely whenever possible. Lawson’s team members have been our greatest strength throughout this aberrant period. Through their terrific efforts, commitment and positive attitude, our streamlined team achieved solid adjusted operating results while fortifying our cash and financial position," said Michael DeCata, president and chief executive officer.

"During the quarter, we successfully undertook a series of actions that continued a high level of service to our customers, protected operating margins and maintained our strong financial position. Our adjusted EBITDA margin of 8.7% was a direct result of our actions. Looking ahead, we are focused on improving sales to further leverage our streamlined cost structure and expand operating margins. The current disruptive conditions have challenged us to be more productive in many areas of the organization that will have continuing long-term benefits. Although there is uncertainty about the pandemic and general economy, we believe the actions we’ve taken, their near term results and long-term implications best serve our shareholders and employees by positioning Lawson to achieve solid growth into the future. In addition, we will be opportunistic in utilizing our strong balance sheet and cash position to make accretive acquisitions,” concluded Mr. DeCata.

Highlights

•Sales of $72.1 million decreased 24.9% year-over-year. As the quarter developed, sequentially, May Average Daily Sales (ADS) increased nearly 23% over April while June ADS increased another nearly 6% over May. Average daily sales were $1.127 million in the second quarter of 2020 compared to $1.502 million during the same quarter 2019

•Reported gross margin was 53.1% for the quarter, the same as a year ago. This was achieved despite a shift in sales mix toward lower margin product categories.

•Net cash generated from operations in the quarter of $14.7 million was achieved through effective working capital management with a keen focus on preserving our cash position. Lawson ended the quarter in a positive cash position of $8.3 million, net of debt, along with having $97.3 million of availability under its committed credit facility.

•Reported net income was $0.6 million for the quarter, or $0.07 per diluted share compared to $0.14 in the second quarter of 2019. On an adjusted basis excluding stock-based compensation and severance expense, diluted earnings per share were $0.37. (See reconciliation in Table 2)

Second Quarter Results

Net sales in the second quarter of 2020 were $72.1 million compared to $96.1 million in the second quarter of 2019. The decrease year-to-year reflects the economic impact of the COVID-19 pandemic with the most significant decline occurring in April when sales decreased 35%. Sequentially, May sales improved 23% and June sales further improved nearly 6% as average daily sales started to recover during the quarter. During April, the Company experienced a demand surge for its safety and cleaning products with softer trends in its automotive product line. As the quarter progressed, product category mix trends normalized. The Bolt Supply House sales were also impacted by COVID-19 restrictions placed on many of its customers along with additional restrictions on its branch locations. Average daily sales for the full business declined to $1.127 million compared to $1.502 million in the prior year quarter with both quarters having 64 selling days.

Reported gross profit was $38.3 million compared to $51.0 million in the second quarter of 2019, primarily driven by lower sales due to the impact of COVID-19. However, consolidated gross profit as a percentage of sales remained steady at 53.1% for the second quarter of 2020 compared to 2019. The core Lawson MRO segment gross margin excluding service-related costs, was 59.7% in the second quarter 2020, compared to 60.5% a year ago quarter, reflecting reduced operating leverage on a lower sales base, higher net freight costs and a mix shift, primarily during April, toward lower margin safety and cleaning products.

Selling expenses decreased to $16.3 million in the second quarter of 2020 compared to $21.9 million in the prior year. As a percentage of sales, reported selling expenses decreased to 22.6% from 22.8% in the second quarter of 2019. The decrease in selling expense primarily reflects efforts to manage sales employee compensation to be in line with lower sales with fewer sales personnel.

General and administrative expenses decreased $6.2 million to $21.4 million in the second quarter of 2020 compared to $27.6 million in the prior year quarter. The decline in G&A expense is primarily due to initiatives to align the cost structure with the demand environment as well as a decrease in stock-based compensation expense, a portion of which fluctuates with the Company's stock price. Our cost management actions included furloughing 100 employees, temporary compensation reductions, canceling travel and trip awards, eliminating certain less productive sales representative positions and consolidating the Suwanee, GA distribution center operations into the McCook, IL facility. Excluding expenses related to stock-based compensation and severance, general and administrative expenses decreased $4.0 million, a portion of which represent productivity improvements that will benefit the Company on a long-term basis.

Reported operating income in the second quarter of 2020 was $0.6 million compared to operating income of $1.6 million in the prior year quarter. Adjusted non-GAAP operating income was $4.8 million in the second quarter of 2020 compared to $7.9 million in the prior year quarter. (See reconciliation in Table 1) For the quarter, adjusted EBITDA was $6.3 million compared to $9.4 million for the prior year quarter. (See reconciliation in Table 1)

Reported net income for the second quarter of 2020 was $0.6 million, or $0.07 per diluted share compared to net income of $1.3 million, or $0.14 per diluted share, for the same period a year ago.

Adjusted net income was $3.5 million or $0.37 per diluted share compared to $0.62 a year ago. (See reconciliation in Table 2)

At June 30, 2020, the Company had $10.0 million of unrestricted cash and cash equivalents and an additional $97.3 million of borrowing capacity, net of outstanding letters of credit, under its committed credit facility. Management has strategically prioritized maintaining its strong cash and financial position and remains prepared to act upon opportunities for accretive acquisitions.

Conference Call

Lawson Products, Inc. will conduct a conference call with investors to discuss second quarter 2020 results at 9:00 a.m. Eastern Time on July 30, 2020. The conference call is available by direct dial at 1-877-737-7051 in the U.S. or 1-201-689-8878 from outside of the U.S. A replay of the conference call will be available approximately two hours after completion of the call through August 31, 2020. Callers can access the replay by dialing 1-877-481-4010 in the U.S. or 1-919-882-2331 outside the U.S. The PIN access number for the replay is 35110#. A streaming audio of the call and an archived replay will also be available on the investor relations page of Lawson's website through August 31, 2020.

About Lawson Products, Inc.

Founded in 1952, Lawson Products, Inc., headquartered in Chicago, IL, sells and distributes specialty products to the industrial, commercial, institutional and government maintenance, repair and operations market (MRO). The Company is dedicated to helping customers in the U.S. and Canada lower their total cost of operation by increasing productivity and efficiency. The combination of Lawson Managed Inventory and the Company’s problem-solving professionals ensures customers always have the right parts to handle the job. Through The Bolt Supply House, customers in Western Canada have access to products at several branch locations. Under its Kent Automotive brand, the Company provides collision and mechanical repair products to the automotive aftermarket.

Lawson Products ships from several strategically located distribution centers to customers in all 50 states, Puerto Rico, Canada, Mexico, and the Caribbean.

For additional information, please visit https://www.lawsonproducts.com or https://www.kent-automotive.com.

This Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. The terms "may," "should," "could," "anticipate," "believe," "continues," "estimate," "expect," "intend," "objective," "plan," "potential," "project" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These statements are based on management's current expectations, intentions or beliefs and are subject to a number of factors, assumptions and uncertainties that could cause or contribute to such differences or that might otherwise impact the business and include the risk factors set forth in Item 1A of the December 31, 2019, Form 10-K filed on February 27, 2020. The Company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements whether as a result of new information, future events or otherwise.

-TABLES FOLLOW-

Lawson Products, Inc.
Condensed Consolidated Statements of Income
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Product revenue	$64,571	$85,996	$145,906	$167,911
Service revenue	7,575	10,101	17,275	19,529
Total revenue	72,146	96,097	163,181	187,440

Product cost of goods sold	31,063	40,580	68,868	78,587
Service costs	2,770	4,474	7,079	8,887
Gross profit	38,313	51,043	87,234	99,966

Operating expenses:
Selling expenses	16,306	21,867	36,290	43,609
General and administrative expenses	21,438	27,553	31,737	49,190
Operating expenses	37,744	49,420	68,027	92,799

Operating income	569	1,623	19,207	7,167

Interest expense	(72)	(146)	(187)	(343)
Other income (expense), net	511	339	(600)	811

Income before income taxes	1,008	1,816	18,420	7,635
Income tax expense	389	509	5,268	2,182

Net income	$619	$1,307	$13,152	$5,453

Basic income per share of common stock	$0.07	$0.15	$1.46	$0.61

Diluted income per share of common stock	$0.07	$0.14	$1.41	$0.58

Lawson Products, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except share data)

	June 30,	December 31,
	2020	2019
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$10,012	$5,495
Restricted cash	802	802
Accounts receivable, less allowance for doubtful accounts of $961 and $593, respectively	33,968	38,843
Inventories, net	54,910	55,905
Miscellaneous receivables and prepaid expenses	6,046	5,377
Total current assets	105,738	106,422

Property, plant and equipment, net	14,872	16,546
Deferred income taxes	19,218	21,711
Goodwill	20,150	20,923
Cash value of life insurance	14,716	14,969
Intangible assets, net	11,250	12,335
Right of use assets	9,507	11,246
Other assets	256	277
Total assets	$195,707	$204,429

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	11,492	13,789
Lease obligation	3,921	3,830
Accrued expenses and other liabilities	24,195	39,311
Total current liabilities	39,608	56,930

Revolving line of credit	1,712	2,271
Security bonus plan	11,832	11,840
Lease obligation	7,427	9,504
Deferred compensation	6,186	6,370
Deferred tax liability	6,094	6,188
Other liabilities	3,804	3,325
Total liabilities	76,663	96,428

Stockholders’ equity:
Preferred stock, $1 par value:
Authorized - 500,000 shares, Issued and outstanding — None	—	—
Common stock, $1 par value:
Authorized - 35,000,000 shares Issued - 9,201,315 and 9,190,171 shares, respectively Outstanding - 9,007,411 and 9,043,771 shares, respectively	9,201	9,190
Capital in excess of par value	19,029	18,077
Retained earnings	99,648	86,496
Treasury stock – 193,904 and 146,400 shares, respectively	(7,517)	(5,761)
Accumulated other comprehensive income (loss)	(1,317)	(1)
Total stockholders’ equity	119,044	108,001
Total liabilities and stockholders’ equity	$195,707	$204,429

LAWSON PRODUCTS, INC.
SEC REGULATION G GAAP RECONCILIATIONS
The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, the Company's management believes that certain non-GAAP financial measures may provide users of this financial information with additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain non-operational items that impact the overall comparability. See Tables below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three and six months ended June 30, 2020 and 2019. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.

Table 1 - Reconciliation of GAAP Operating Income to Adjusted Non-GAAP Operating Income and Adjusted EBITDA
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019

Operating income as reported per GAAP	$569	$1,623	$19,207	$7,167

Stock-based compensation (1)	3,187	4,839	(7,513)	5,247

Severance expense	1,025	1,485	1,032	1,512

Adjusted non-GAAP operating Income	4,781	7,947	12,726	13,926

Depreciation and amortization	1,511	1,455	3,020	2,933

Non-GAAP adjusted EBITDA	$6,292	$9,402	$15,746	$16,859

(1) A portion of stock-based compensation expense varies with the Company's stock price

Table 2 - Reconciliation of GAAP Net Income and Diluted EPS to
Non-GAAP Adjusted Net Income and Adjusted Diluted EPS
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended June 30,
	2020		2019
	Amount	Diluted EPS (3)	Amount	Diluted EPS (3)
Net income, as reported per GAAP	$619	$0.07	$1,307	$0.14
Pretax adjustments:
Stock-based compensation (1)	3,187	0.34	4,839	0.52

Severance expense	1,025	0.11	1,485	0.16

Pretax adjustments	4,212	0.45	6,324	0.68

Tax effect (2)	(1,365)	(0.15)	(1,771)	(0.20)

Total adjustments, net of tax	2,847	0.30	4,553	0.48

Non-GAAP adjusted net income	$3,466	$0.37	$5,860	$0.62

(1)  A portion of stock-based compensation expense varies with the Company's stock price
(2) Tax effected at quarterly effective tax rate of 32.4% for 2020 and 28.0% for 2019 which excludes the effect of discrete items
(3) Pretax adjustments to diluted EPS calculated on 9.298 million and 9.381 million diluted shares for the second quarter 2020 and the second quarter 2019, respectively

	Six Months Ending June 30,
	2020		2019
	Amount	Diluted EPS (3)	Amount	Diluted EPS (3)
Net Income, as reported per GAAP	$13,152	$1.41	$5,453	$0.58
Pretax adjustments:
Stock-based (benefit) compensation (1)	(7,513)	(0.81)	5,247	0.56

Severance expense	1,032	0.12	1,512	0.16

Pretax adjustments	(6,481)	(0.69)	6,759	0.72

Tax effect (2)	1,854	0.21	(1,933)	(0.20)

Total adjustments, net of tax	(4,627)	(0.48)	4,826	0.52

Non-GAAP adjusted net income	$8,525	$0.93	$10,279	$1.10

(1)  A portion of stock-based compensation expense varies with the Company's stock price
(2) Tax effected at quarterly effective tax rate of 28.6% for 2020 and 28.6% for 2019 which excludes the effect of discrete items
(3) Pretax adjustments to diluted EPS calculated on 9.327 million and 9.348 million diluted shares for 2020 and 2019, respectively

Table 3 - Historic Core Lawson Segment Sales and Sales Rep Productivity
(Dollars in Thousands)
(Unaudited)
	Three Months Ended
	Jun. 30 2020	Mar. 31 2020	Dec. 31 2019	Sep. 30 2019	Jun. 30 2019

Number of business days	64	64	61	64	64

Average daily net sales (dollars in thousands)	$979	$1,265	$1,279	$1,295	$1,316
Year over year increase (decrease)	(25.6)%	(2.5)%	1.7%	3.7%	4.4%
Sequential quarter increase (decrease)	(22.6)%	(1.1)%	(1.2)%	(1.6)%	1.5%

Average active sales rep. count (1)	957	998	1,002	989	980
Period-end active sales rep count	938	993	1,006	993	982

Sales per rep. per day	$1.023	$1.268	$1.276	$1.309	$1.343
Year over year increase (decrease)	(23.8)%	(3.1)%	0.3%	1.3%	3.0%
Sequential quarter increase (decrease)	(19.3)%	(0.6)%	(2.5)%	(2.5)%	2.7%

(1) Average active sales rep count represents the average of the month-ends sales representative count

Table 4 - Consolidated Quarterly Results
(Dollars in Thousands)
(Unaudited)
	Three Months Ended
	Jun. 30 2020	Mar. 31 2020	Dec. 31 2019	Sep. 30 2019	Jun. 30 2019

Average daily net sales	$1,127	$1,422	$1,452	$1,481	$1,502
Year over year increase	(25.0)%	(1.9)%	2.7%	5.4%	6.3%
Sequential quarter increase (decrease)	(20.7)%	(2.1)%	(2.0)%	(1.4)%	3.6%

Net Sales	$72,146	$91,035	$88,566	$94,779	$96,097
Gross profit	38,313	48,921	46,814	50,574	51,043

Gross profit percentage	53.1%	53.7%	52.9%	53.4%	53.1%

Selling, general & administrative expenses	$37,744	$30,283	$51,361	$44,128	$49,420

Operating income (loss)	$569	$18,638	$(4,547)	$6,446	$1,623

Contact

Investor Relations:
Lawson Products, Inc.
Ronald J. Knutson
Executive Vice President and Chief Financial Officer
773-304-5665